UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 31, 2004

PROVIDIAN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-12897 (Commission File Number)	94-2933952 (IRS Employer Identification No.)

201 Mission Street San Francisco, California (Address of principal executive offices)	94105 (Zip Code)

        Registrant’s telephone number, including area code: (415) 543-0404

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events.

        Reported Net Credit Loss and Delinquency Rates. We do not disclose the monthly reported net credit loss and delinquency rates in the same month that we release earnings. The reported net credit loss and delinquency rates will be included in our first quarter 2004 earnings announcement.

        Providian Gateway Master Trust Net Credit Loss and Delinquency Rates. Providian Gateway Master Trust’s net credit loss rate for the month ended March 31, 2004 and its 30+ day delinquency rate as of March 31, 2004 are presented in the table below.

Trust Net Credit Loss Rate (1)	30+ Day Trust Delinquency Rate (2) (3)
(Annualized) (Unaudited)	(Unaudited)

17.17%	9.56%

(1)	Principal charge-offs for the monthly period for loans in the Trust less the total amount of recoveries on previously charged-off loans, divided by the principal receivables outstanding in the Trust as of the last day of the prior monthly period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties. During a month in which an addition of accounts to the Trust takes place, the weighted average principal receivables outstanding in the Trust is used as the denominator (calculated based on the principal receivables outstanding in the Trust as of the last day of the prior monthly period and the principal receivables outstanding in the Trust immediately following such addition).
(2)	Total loans in the Trust that are 30+ days past due as of the last day of the monthly period, divided by the total loans in the Trust as of the last day of the monthly period.
(3)	In February 2003, we modified our loan reaging practices to reage accounts from delinquent status to current status if a customer makes a partial payment that qualifies under our standards and applicable regulatory requirements. Accounts are eligible for reaging not more than once in any 12-month period, and not more than twice within 60 months, which is within the guidance provided by the Federal Financial Institutions Examination Council. In March 2004, we reaged certain accounts of customers who had opened their accounts prior to February 16, 1999, but whose reaging history had not been tracked prior to February 16, 1999. The Company estimates that this reaging resulted in a 47 basis point reduction to the Trust 30+ day delinquency rate. The impact to the Trust net credit loss rate was not significant.

        Providian Gateway Master Trust Excess Spread. Series-specific three-month average excess spreads for the Providian Gateway Master Trust for the month ended March 31, 2004 are presented in the table below.

Excess Spread by Series (1)

(Annualized) (Unaudited)

	Three-Month Average Excess Spread	Principal Amount of Investor Securities (2)	Class A Expected Final Payment Date
Series 2000-A	5.84%	$ 749,990,000	April 15, 2005
Series 2000-B	6.11%	$ 625,000,000	September 15, 2005
Series 2001-B	6.14%	$ 850,000,000	April 17, 2006
Series 2001-C	6.22%	$ 550,000,000	May 17, 2004
Series 2001-D	6.02%	$ 650,000,000	May 15, 2008
Series 2001-E	6.08%	$ 650,000,000	June 15, 2006
Series 2001-F	6.22%	$ 350,000,000	July 15, 2004
Series 2001-G	6.09%	$ 400,000,000	July 15, 2008
Series 2001-H	5.97%	$ 375,000,000	September 15, 2006
Series 2002-A(4)	5.46%	$1,432,500,000	December 15, 2004(3)
Series 2002-B	5.92%	$ 898,027,000	December 15, 2005
Series 2003-A	6.12%	$ 500,000,000	December 15, 2006
Series 2004-A(5)	N/A	$ 750,000,000	March 15, 2007

(1)	Excess spread for a series is based on the series' portfolio yield (generally, finance charge, fee and interchange collections allocated to the series minus principal charge-offs, net of recoveries including proceeds from the sale of charged-off loans to third parties, allocated to the series) less the series' base rate (generally, interest payable to series investors, servicing fees allocated to the series, and, for some series, certain fees payable to third-party credit enhancers), in each case measured as a percentage of the series' invested amount. A pay out event for a series will occur, and early amortization of the series will begin, if the three-month average excess spread for the series is less than 0%.
(2)	Principal amounts are as of March 31, 2004. These exclude the principal amounts of subordinated classes retained by Providian National Bank or held by its affiliates.
(3)	Series 2002-A does not have a Class A Expected Final Payment Date. This series has a scheduled amortization period for the payment of principal for which the initial payment date is listed in the table above. Commencement of the scheduled amortization period is subject to extension under certain circumstances.
(4)	For Series 2002-A, a pay out event will occur, and early amortization of the series will begin, if a pay out event with respect to any other series of the Providian Gateway Master Trust occurs.
(5)	Series 2004-A was issued on March 31, 2004.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDIAN FINANCIAL CORPORATION (Registrant)

/s/ Anthony F. Vuoto Anthony F. Vuoto Vice Chairman and Chief Financial Officer

Date:    April 15, 2004